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Exhibit 5.21

CONSENT

        The undersigned hereby consents to the references to (1) the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Yamana Gold Inc. under the United States Securities Act of 1933, as amended, in connection with the report entitled "Sao Vicente Gold Project, Mato Grasso State, Brazil—Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators" dated June 2005 and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: July 19, 2007

/s/ IVAN MACHADO
Ivan Machado

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Exhibit 5.21